April 12, 2000



To the Board of Directors of
Fusion Networks Holdings, Inc.

Gentlemen:

     We have acted as counsel to Fusion Networks Holdings, Inc., a Delaware corporation (the "Company"), in connection with the registration of 7,487,723 shares of common stock, $.00001 par value (the "Shares"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act") pursuant to a registration statement on Form S-8 (the "Registration Statement"). The Shares will be issued pursuant to the IDM
Environmental Corp. 1993 Stock Option Plan, the IDM Environmental Corp. 1995 Stock Option Plan, the IDM Environmental Corp. 1998 Comprehensive Stock Option and Award Plan, Executive Stock Option Grants under Employment Agreement of IDM Environmental Corp., and the Fusion Networks, Inc. 1999 Stock Option Plan (collectively, the "Plans"), each of which has been assumed by the Company.

     As counsel to the Company, we have examined such documents and records as we deemed appropriate.

     In rendering this opinion, we have relied, as to matters of fact, upon representations and certificates of officers and employees of the Company, and communications from, government authorities and public officials; and we have assumed the genuineness of signatures of all persons signing any documents, the authority of all persons signing any document, the authority of all governmental authorities and public officials, the truth and accuracy of all matters of fact set forth in all certificates furnished to us, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies.

     Based upon the foregoing, we are of the opinion that the Shares issuable upon exercise of options issued under the Plans, when issued and delivered upon exercise of such options in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

     We are not admitted to practice in any jurisdiction other than the State of Texas. We do not purport to be expert on, and we are not expressing an opinion with respect to, laws other than the laws of the United States and the State of Texas.
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     We hereby  consent  to the  filing of this  opinion  as an  exhibit  to the
Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

                                                     Very truly yours,

                                                     VANDERKAM & SANDERS

                                                     /s/ Vanderkam & Sanders